Exhibit 99.1
The J.M. Smucker Co. Announces Fiscal 2021 Second Quarter Results
ORRVILLE, Ohio, November 24, 2020 /PRNewswire/ -- The J.M. Smucker Co. (NYSE: SJM) today announced results for the second quarter ended October 31, 2020, of its 2021 fiscal year. All comparisons are to the second quarter of the prior fiscal year, unless otherwise noted.
EXECUTIVE SUMMARY
•Net sales increased $76.2 million, or 4 percent, primarily reflecting growth in the Company's U.S. Retail Consumer Foods and U.S. Retail Coffee segments, partially offset by a decline in its Away From Home business.
•Net income per diluted share was $2.02. Adjusted earnings per share was $2.39, an increase of 6 percent.
•Cash from operations was $378.7 million, an increase of 69 percent. Free cash flow was $326.3 million, compared to $160.6 million in the prior year.
•The Company increased its full-year fiscal 2021 net sales, adjusted earnings per share, and free cash flow outlook.
CHIEF EXECUTIVE OFFICER REMARKS
“In the second quarter, we focused on meeting the demands created by the current environment, while continuing to execute our long-term strategy to deliver sustainable growth," said Mark Smucker, President and Chief Executive Officer. "Our U.S. Retail Consumer Foods and U.S. Retail Coffee businesses experienced strong sales momentum from elevated at-home consumption trends and grew market share. I want to thank our employees for their ongoing hard work and dedication to provide our customers, consumers, and their pets with a steady food supply from trusted and iconic brands.”

“We are pleased to raise our full-year financial guidance, while making additional investments in our brands to support their momentum. I am confident that we are strengthening our foundation to deliver both our short-term and long-term financial objectives and increase shareholder value.”

SECOND QUARTER CONSOLIDATED RESULTS

	Three Months Ended October 31,
	2020	2019	% Increase (Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$2,034.0	$1,957.8	4%

Operating income	$380.8	$329.8	15%
Adjusted operating income	408.8	391.0	5%

Net income per common share – assuming dilution	$2.02	$1.85	9%
Adjusted earnings per share – assuming dilution	2.39	2.26	6%

Weighted-average shares outstanding – assuming dilution	114.2	114.1	—

Net Sales
Net sales increased 4 percent, primarily due to favorable volume/mix for the Company's U.S. Retail Coffee and U.S. Retail Consumer Foods segments, reflecting elevated at-home consumption, partially offset by reduced volume/mix for its Away From Home operating segment. Net price realization and foreign currency exchange were neutral.
Operating Income
Gross profit increased $64.2 million, or 9 percent, primarily due to a favorable change in unallocated derivative gains and losses as compared to the prior year and the increased contribution from volume/mix. Operating income increased $51.0 million, or 15 percent, primarily reflecting the increase in gross profit, partially offset by a $21.3 million increase in selling, distribution, and administrative ("SD&A") expenses.
Adjusted gross profit increased $33.6 million, or 4 percent, with the difference from generally accepted accounting principles ("GAAP") results being the exclusion of unallocated derivative gains and losses. Adjusted operating income increased $17.8 million, or 5 percent, further reflecting the exclusion of other special project costs and amortization.
Interest Expense, Other Income (Expense), and Income Taxes
Net interest expense decreased $4.0 million, primarily as a result of a decrease in interest rates and reduced debt outstanding, partially offset by interest expense related to interest rate contracts terminated in the fourth quarter of the prior year.
Net other expense increased $30.6 million, reflecting pension settlement charges, including a noncash pre-tax settlement charge of $27.9 million related to the Company's Canadian defined benefit pension plan, which is excluded from adjusted net income.
The effective income tax rate was 24.0 percent compared to 24.3 percent in the prior year.
Cash Flow and Debt
Cash provided by operating activities was $378.7 million, compared to $224.0 million in the prior year, primarily reflecting a decrease in cash required to fund working capital and an increase in net income adjusted for noncash items. Free cash flow was $326.3 million, compared to $160.6 million in the prior year, reflecting the increase in cash provided by operating activities and an $11.0 million decrease in capital expenditures. Net debt repayments in the quarter totaled $216.1 million.

FULL-YEAR OUTLOOK
The Company updated its full-year fiscal 2021 guidance as summarized below:

	Current	Previous
Net sales change vs prior year	1% - 2%	0% - 1%
Adjusted earnings per share	$8.55 - $8.85	$8.20 - $8.60
Free cash flow (in millions)	$975 - $1,025	$925 - $975
Capital expenditures (in millions)	$315	$300
Effective tax rate	24.0%	24.0%
The outbreak of COVID-19 continues to impact financial results and cause uncertainty for the full-year fiscal 2021 outlook. Changes in consumer purchasing behavior, retailer inventory levels, macroeconomic conditions, and any manufacturing or supply chain disruption could materially impact actual results. This guidance reflects expectations based on the Company's current performance and understanding of the overall environment.
Net sales are expected to increase 1 to 2 percent compared to the prior year, primarily reflecting elevated at-home consumption benefiting the U.S. Retail Coffee and U.S. Retail Consumer Foods segments. Net sales guidance also reflects a decline for the Company's Away From Home business and the lapping of a $185 million incremental benefit to net sales related to COVID-19 in the fourth quarter of the prior year.
Adjusted earnings per share is expected to range from $8.55 to $8.85, based on 114.1 million shares outstanding. Earnings guidance reflects the contribution from sales at a gross profit margin range of 37.5 to 38.0 percent, SD&A expenses to increase 1 to 2 percent compared to the prior year, and an effective tax rate of 24.0 percent. Free cash flow is expected to range from $975 million to $1,025 million with capital expenditures of $315 million.
The full-year fiscal 2021 guidance does not reflect any impact related to the Company's previously announced agreement to divest the Crisco® oils and shortening business. The Company expects the transaction to close during the third quarter of the current fiscal year and estimates the fiscal 2021 net sales impact to be approximately $100 million and adjusted earnings per share impact to be approximately $0.20, excluding any potential benefit from the use of proceeds from the sale.
SECOND QUARTER SEGMENT RESULTS
(Dollar amounts in the segment tables below are reported in millions.)
U.S. Retail Pet Foods

	Net Sales	Segment Profit	Segment Profit Margin
FY21 Q2 Results	$708.7	$124.9	17.6%
Increase (decrease) vs prior year	—%	(9)%	-170bps
Net sales decreased $1.2 million, reflecting a 1 percentage point impact from lower net pricing, mostly offset by a 1 percentage point increase from volume/mix. The contribution from volume/mix primarily reflects growth for cat food and dog snacks driven by Meow Mix® and private label cat food, as well as Pup-Peroni® and Milk-Bone® dog snacks. These gains were partially offset by reduced volume/mix for dog food, mostly driven by private label and the Natural Balance® brand.
Segment profit decreased $12.1 million, primarily due to the impact of lower net pricing and higher marketing expense.

U.S. Retail Coffee

	Net Sales	Segment Profit	Segment Profit Margin
FY21 Q2 Results	$594.7	$202.1	34.0%
Increase (decrease) vs prior year	9%	11%	40bps
Net sales grew $51.3 million, reflecting a 10 percentage point increase from volume/mix. Favorable volume/mix was driven by the Dunkin'™, Café Bustelo®, and Folgers® brands, reflecting elevated at-home coffee consumption. Net price realization reduced net sales by 1 percentage point.
Segment profit increased $19.6 million, reflecting the favorable volume/mix and lower SD&A expenses, partially offset by the impact of net pricing and costs.
U.S. Retail Consumer Foods

	Net Sales	Segment Profit	Segment Profit Margin
FY21 Q2 Results	$479.1	$135.3	28.2%
Increase (decrease) vs prior year	12%	48%	670bps
Net sales increased $53.0 million, reflecting a 7 percentage point increase from volume/mix, primarily driven by elevated at-home consumption for Smucker's® Uncrustables® frozen sandwiches, Crisco® oils and shortening, and Jif® peanut butter. Higher net pricing increased net sales by 5 percentage points, reflecting the impact of a peanut butter list price increase taken in the second quarter and reduced promotional activity for the Jif® brand.
Segment profit increased $43.9 million, reflecting the favorable impact of net pricing and costs, the increased contribution from volume/mix, and lower SD&A expenses.
International and Away From Home

	Net Sales	Segment Profit	Segment Profit Margin
FY21 Q2 Results	$251.5	$39.5	15.7%
Increase (decrease) vs prior year	(10)%	(22)%	-240bps
Net sales decreased $26.9 million, primarily reflecting a 24 percent decline for the Company's Away From Home operating segment, partially offset by net sales growth of 7 percent for the International operating segment. Volume/mix for the combined businesses reduced net sales by 11 percentage points, primarily driven by coffee and portion control products. Net price realization contributed a 1 percentage point increase and foreign currency exchange was neutral.
Segment profit decreased $10.9 million, reflecting the decline from volume/mix and the impact of higher net pricing and costs, partially offset by reduced SD&A expenses.
Conference Call
The Company will conduct an earnings conference call and webcast today, November 24, 2020, beginning at 8:30 a.m. Eastern time. Speaking on the call will be Mark Smucker, President and Chief Executive Officer and Tucker Marshall, Chief Financial Officer. To access the webcast, please visit investors.jmsmucker.com.

The J.M. Smucker Co. Forward-Looking Statements
This press release contains forward-looking statements, such as projected net sales, operating results, earnings, and cash flows that are subject to risks and uncertainties that could cause actual results to differ materially from future results expressed or implied by those forward-looking statements. The risks, uncertainties, important factors, and assumptions listed and discussed in this press release, which could cause actual results to differ materially from those expressed, include: the ability to successfully complete the divestiture of the oils and shortening business in a timely and cost-effective manner; the impact of the COVID-19 pandemic on the Company's business, industry, suppliers, customers, consumers, employees, and communities, particularly with respect to the Company's Away From Home business; disruptions or inefficiencies in the Company's operations or supply chain, including any impact of the COVID-19 pandemic; the ability to achieve cost savings related to cost management programs in the amounts and within the time frames currently anticipated; the ability to generate sufficient cash flow to continue operating under the Company's capital deployment model, including capital expenditures, debt repayment, dividend payments, and share repurchases; volatility of commodity, energy, and other input costs; risks associated with derivative and purchasing strategies the Company employs to manage commodity pricing and interest rate risks; the availability of reliable transportation on acceptable terms, including any impact of the COVID-19 pandemic; the ability to implement and realize the full benefit of price changes, and the impact of the timing of the price changes to profits and cash flow in a particular period; the success and cost of marketing and sales programs and strategies intended to promote growth in the Company's businesses, including product innovation; general competitive activity in the market, including competitors' pricing practices and promotional spending levels; the impact of food security concerns involving either the Company's products or its competitors' products; the impact of accidents, extreme weather, natural disasters, and pandemics (such as COVID-19); the concentration of certain of the Company's businesses with key customers and suppliers, including single-source suppliers of certain key raw materials and finished goods, and the Company's ability to manage and maintain key relationships; impairments in the carrying value of goodwill, other intangible assets, or other long-lived assets or changes in useful lives of other intangible assets or other long-lived assets; the impact of new or changes to existing governmental laws and regulations and their application, including tariffs; the outcome of tax examinations, changes in tax laws, and other tax matters; foreign currency exchange rate and interest rate fluctuations; and risks related to other factors described under "Risk Factors" in other reports and statements filed with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K. The Company undertakes no obligation to update or revise these forward-looking statements, which speak only as of the date made, to reflect new events or circumstances.
About The J.M. Smucker Co.
Each generation of consumers leaves their mark on culture by establishing new expectations for food and the companies that make it. It is our privilege to be at the heart of this dynamic with a portfolio that appeals to each generation of people and pets and is found in 90 percent of U.S. homes and countless restaurants. This includes a mix of iconic brands consumers have always loved such as Folgers®, Jif®, and Milk-Bone® and new favorites like Café Bustelo®, Smucker’s® Uncrustables®, and Rachael Ray® Nutrish®. By continuing to immerse ourselves in consumer and pet parent preferences for food, how it’s purchased, and how the companies that make it should operate, we will maintain the important role we play in their lives. This will allow us to continue growing our business and the positive impact we have on all of those who count on us. For more information, please visit jmsmucker.com.
The J.M. Smucker Co. is the owner of all trademarks referenced herein, except for the following, which are used under license: Dunkin'™ is a trademark of DD IP Holder LLC, and Rachael Ray® is a registered trademark of Ray Marks II LLC.
The Dunkin'™ brand is licensed to The J.M. Smucker Co. for packaged coffee products sold in retail channels such as grocery stores, mass merchandisers, club stores, e-commerce, and drug stores. This information does not pertain to products for sale in Dunkin'™ restaurants.
Contacts:
The J.M. Smucker Co.: (330) 682-3000
Investors: Aaron Broholm, Vice President, Investor Relations
Media: Ray Hancart, Director, Communications & Media Relations

The J.M. Smucker Co. Unaudited Condensed Consolidated Statements of Income

	Three Months Ended October 31,			Six Months Ended October 31,
	2020	2019	% Increase (Decrease)	2020	2019	% Increase (Decrease)
	(Dollars and shares in millions, except per share data)

Net sales	$2,034.0	$1,957.8	4%	$4,005.8	$3,736.7	7%
Cost of products sold	1,215.8	1,203.8	1%	2,412.2	2,283.1	6%
Gross Profit	818.2	754.0	9%	1,593.6	1,453.6	10%
Gross margin	40.2%	38.5%		39.8%	38.9%

Selling, distribution, and administrative expenses	382.8	361.5	6%	740.3	742.0	—
Amortization	59.5	58.8	1%	119.1	117.6	1%
Other special project costs	—	3.3	(100)%	—	6.6	(100)%
Other operating expense (income) – net	(4.9)	0.6	n/m	(7.7)	—	n/m
Operating Income	380.8	329.8	15%	741.9	587.4	26%
Operating margin	18.7%	16.8%		18.5%	15.7%

Interest expense – net	(45.1)	(49.1)	(8)%	(91.2)	(98.5)	(7)%
Other income (expense) – net	(32.2)	(1.6)	n/m	(33.6)	(3.1)	n/m
Income Before Income Taxes	303.5	279.1	9%	617.1	485.8	27%
Income tax expense	72.7	67.9	7%	149.3	120.0	24%
Net Income	$230.8	$211.2	9%	$467.8	$365.8	28%

Net income per common share	$2.02	$1.85	9%	$4.10	$3.21	28%

Net income per common share – assuming dilution	$2.02	$1.85	9%	$4.10	$3.21	28%

Dividends declared per common share	$0.90	$0.88	2%	$1.80	$1.76	2%

Weighted-average shares outstanding	114.2	114.1	—	114.1	114.0	—

Weighted-average shares outstanding – assuming dilution	114.2	114.1	—	114.1	114.0	—

The J.M. Smucker Co. Unaudited Condensed Consolidated Balance Sheets

	October 31, 2020	April 30, 2020
	(Dollars in millions)
Assets
Current Assets
Cash and cash equivalents	$405.6	$391.1
Trade receivables – net	577.0	551.4
Inventories	993.8	895.3
Other current assets	90.7	134.9
Total Current Assets	2,067.1	1,972.7

Property, Plant, and Equipment – Net	1,956.3	1,969.4

Other Noncurrent Assets
Goodwill	6,311.8	6,304.5
Other intangible assets – net	6,312.8	6,429.0
Other noncurrent assets	281.7	294.8
Total Other Noncurrent Assets	12,906.3	13,028.3
Total Assets	$16,929.7	$16,970.4

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$857.2	$782.0
Current portion of long-term debt	957.3	—
Short-term borrowings	280.0	248.0
Other current liabilities	598.3	557.1
Total Current Liabilities	2,692.8	1,587.1

Noncurrent Liabilities
Long-term debt, less current portion	3,914.5	5,373.3
Other noncurrent liabilities	1,807.4	1,819.1
Total Noncurrent Liabilities	5,721.9	7,192.4

Total Shareholders’ Equity	8,515.0	8,190.9
Total Liabilities and Shareholders’ Equity	$16,929.7	$16,970.4

The J.M. Smucker Co. Unaudited Condensed Consolidated Statements of Cash Flow

	Three Months Ended October 31,		Six Months Ended October 31,
	2020	2019	2020	2019
	(Dollars in millions)
Operating Activities
Net income	$230.8	$211.2	$467.8	$365.8
Adjustments to reconcile net income to net cash provided by (used for) operations:
Depreciation	54.1	52.6	108.2	103.4
Amortization	59.5	58.8	119.1	117.6
Pension settlement loss (gain)	30.6	—	30.6	—
Share-based compensation expense	7.5	7.5	13.4	13.7
Other noncash adjustments – net	3.5	6.4	7.3	6.6
Changes in assets and liabilities:
Trade receivables	(79.3)	(48.6)	(24.2)	(18.2)
Inventories	1.0	0.1	(97.5)	(102.0)
Other current assets	8.2	6.9	8.5	13.3
Accounts payable	66.4	19.7	107.5	(41.3)
Accrued liabilities	58.7	(37.9)	65.8	25.7
Income and other taxes	(67.5)	(54.4)	(24.1)	(32.6)
Other – net	5.2	1.7	5.3	(6.5)
Net Cash Provided by (Used for) Operating Activities	378.7	224.0	787.7	445.5

Investing Activities
Additions to property, plant, and equipment	(52.4)	(63.4)	(129.0)	(136.4)
Other – net	0.7	11.3	28.1	32.2
Net Cash Provided by (Used for) Investing Activities	(51.7)	(52.1)	(100.9)	(104.2)

Financing Activities
Short-term borrowings (repayments) – net	(16.1)	27.1	31.7	(102.9)
Repayments of long-term debt	(200.0)	(100.0)	(500.0)	(100.0)
Quarterly dividends paid	(102.3)	(100.1)	(202.4)	(196.6)
Purchase of treasury shares	(1.6)	(0.6)	(6.2)	(3.5)
Proceeds from stock option exercises	0.7	—	0.7	7.0
Other – net	0.8	1.0	0.4	0.8
Net Cash Provided by (Used for) Financing Activities	(318.5)	(172.6)	(675.8)	(395.2)
Effect of exchange rate changes on cash	0.5	0.7	3.5	1.4
Net increase (decrease) in cash and cash equivalents	9.0	—	14.5	(52.5)
Cash and cash equivalents at beginning of period	396.6	48.8	391.1	101.3
Cash and Cash Equivalents at End of Period	$405.6	$48.8	$405.6	$48.8

The J.M. Smucker Co. Unaudited Supplemental Schedule

	Three Months Ended October 31,				Six Months Ended October 31,
	2020	% of Net Sales	2019	% of Net Sales	2020	% of Net Sales	2019	% of Net Sales
	(Dollars in millions)
Net sales	$2,034.0		$1,957.8		$4,005.8		$3,736.7
Selling, distribution, and administrative expenses:
Marketing	125.3	6.2%	123.2	6.3%	247.0	6.2%	256.1	6.9%
Selling	58.3	2.9%	62.5	3.2%	124.1	3.1%	131.0	3.5%
Distribution	70.4	3.5%	69.8	3.6%	140.2	3.5%	133.8	3.6%
General and administrative	128.8	6.3%	106.0	5.4%	229.0	5.7%	221.1	5.9%
Total selling, distribution, and administrative expenses	$382.8	18.8%	$361.5	18.5%	$740.3	18.5%	$742.0	19.9%

Amounts may not add due to rounding.

The J.M. Smucker Co. Unaudited Reportable Segments

	Three Months Ended October 31,		Six Months Ended October 31,
	2020	2019	2020	2019
	(Dollars in millions)
Net sales:
U.S. Retail Pet Foods	$708.7	$709.9	$1,401.3	$1,379.8
U.S. Retail Coffee	594.7	543.4	1,165.6	1,009.1
U.S. Retail Consumer Foods	479.1	426.1	968.3	828.3
International and Away From Home	251.5	278.4	470.6	519.5
Total net sales	$2,034.0	$1,957.8	$4,005.8	$3,736.7

Segment profit:
U.S. Retail Pet Foods	$124.9	$137.0	$250.2	$257.1
U.S. Retail Coffee	202.1	182.5	384.7	311.4
U.S. Retail Consumer Foods	135.3	91.4	266.8	172.4
International and Away From Home	39.5	50.4	70.4	82.7
Total segment profit	$501.8	$461.3	$972.1	$823.6
Amortization	(59.5)	(58.8)	(119.1)	(117.6)
Interest expense – net	(45.1)	(49.1)	(91.2)	(98.5)
Unallocated derivative gains (losses)	31.5	0.9	47.7	29.9
Other special project costs	—	(3.3)	—	(6.6)
Corporate administrative expenses	(93.0)	(70.3)	(158.8)	(141.9)
Other income (expense) – net	(32.2)	(1.6)	(33.6)	(3.1)
Income before income taxes	$303.5	$279.1	$617.1	$485.8

Segment profit margin:
U.S. Retail Pet Foods	17.6%	19.3%	17.9%	18.6%
U.S. Retail Coffee	34.0%	33.6%	33.0%	30.9%
U.S. Retail Consumer Foods	28.2%	21.5%	27.6%	20.8%
International and Away From Home	15.7%	18.1%	15.0%	15.9%

Non-GAAP Financial Measures
The Company uses non-GAAP financial measures, including: net sales excluding foreign currency exchange; adjusted gross profit; adjusted operating income; adjusted income; adjusted earnings per share; earnings before interest, taxes, depreciation, amortization, and impairment charges related to intangible assets (“EBITDA (as adjusted)”); and free cash flow, as key measures for purposes of evaluating performance internally. The Company believes that investors’ understanding of its performance is enhanced by disclosing these performance measures. Furthermore, these non-GAAP financial measures are used by management in preparation of the annual budget and for the monthly analyses of its operating results. The Board of Directors also utilizes certain non-GAAP financial measures as components for measuring performance for incentive compensation purposes.
Non-GAAP measures exclude certain items affecting comparability that can significantly affect the year-over-year assessment of operating results, which include amortization expense and impairment charges related to intangible assets; divestiture, acquisition, integration, and restructuring costs (“special project costs”); gains and losses related to the sale of a business; unallocated gains and losses on commodity and foreign currency exchange derivatives (“unallocated derivative gains and losses”); and other one-time items that do not directly reflect ongoing operating results. Income taxes, as adjusted is calculated using an adjusted effective income tax rate that is applied to adjusted income before income taxes and reflects the exclusion of the previously discussed items, as well as any adjustments for one-time tax-related activities, when they occur. While this adjusted effective income tax rate does not generally differ materially from the GAAP effective income tax rate, certain exclusions from non-GAAP results can significantly impact the adjusted effective income tax rate.
These non-GAAP financial measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, the presentation of these non-GAAP financial measures supplements other metrics used by management to internally evaluate its businesses and facilitates the comparison of past and present operations and liquidity. These non-GAAP financial measures may not be comparable to similar measures used by other companies and may exclude certain nondiscretionary expenses and cash payments. A reconciliation of certain non-GAAP financial measures to the comparable GAAP financial measure for the current and prior year periods is included in the “Unaudited Non-GAAP Financial Measures” tables. The Company has also provided a reconciliation of non-GAAP financial measures for its fiscal 2021 outlook.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended October 31,				Six Months Ended October 31,
	2020	2019	Increase (Decrease)	%	2020	2019	Increase (Decrease)	%
	(Dollars in millions)

Net sales reconciliation:
Net sales	$2,034.0	$1,957.8	$76.2	4%	$4,005.8	$3,736.7	$269.1	7%
Foreign currency exchange	(0.1)	—	(0.1)	—	3.0	—	3.0	—
Net sales excluding foreign currency exchange	$2,033.9	$1,957.8	$76.1	4%	$4,008.8	$3,736.7	$272.1	7%

Amounts may not add due to rounding.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended October 31,		Six Months Ended October 31,
	2020	2019	2020	2019
	(Dollars in millions, except per share data)
Gross profit reconciliation:
Gross profit	$818.2	$754.0	$1,593.6	$1,453.6
Unallocated derivative losses (gains)	(31.5)	(0.9)	(47.7)	(29.9)
Adjusted gross profit	$786.7	$753.1	$1,545.9	$1,423.7
% of net sales	38.7%	38.5%	38.6%	38.1%

Operating income reconciliation:
Operating income	$380.8	$329.8	$741.9	$587.4
Amortization	59.5	58.8	119.1	117.6
Unallocated derivative losses (gains)	(31.5)	(0.9)	(47.7)	(29.9)
Other special project costs	—	3.3	—	6.6
Adjusted operating income	$408.8	$391.0	$813.3	$681.7
% of net sales	20.1%	20.0%	20.3%	18.2%

Net income reconciliation:
Net income	$230.8	$211.2	$467.8	$365.8
Income tax expense	72.7	67.9	149.3	120.0
Amortization	59.5	58.8	119.1	117.6
Unallocated derivative losses (gains)	(31.5)	(0.9)	(47.7)	(29.9)
Other special project costs	—	3.3	—	6.6
Other one-time items:
Pension plan termination settlement charge(A)	27.9	—	27.9	—
Adjusted income before income taxes	$359.4	$340.3	$716.4	$580.1
Income taxes, as adjusted	86.2	82.8	173.2	142.9
Adjusted income	$273.2	$257.5	$543.2	$437.2

Weighted-average common shares outstanding	113.7	113.4	113.6	113.3
Weighted-average participating shares outstanding	0.5	0.7	0.5	0.7
Total weighted-average shares outstanding	114.2	114.1	114.1	114.0
Dilutive effect of stock options	—	—	—	—
Total weighted-average shares outstanding – assuming dilution	114.2	114.1	114.1	114.0
Adjusted earnings per share – assuming dilution	$2.39	$2.26	$4.76	$3.84

(A) - Represents the nonrecurring pre-tax settlement charge related to the purchase of a group annuity contract to transfer the obligations of the Company's Canadian defined benefit pension plan to an insurance company.

The J.M. Smucker Co. Unaudited Non-GAAP Financial Measures

	Three Months Ended October 31,		Six Months Ended October 31,
	2020	2019	2020	2019
	(Dollars in millions)
EBITDA (as adjusted) reconciliation:
Net income	$230.8	$211.2	$467.8	$365.8
Income tax expense	72.7	67.9	149.3	120.0
Interest expense – net	45.1	49.1	91.2	98.5
Depreciation	54.1	52.6	108.2	103.4
Amortization	59.5	58.8	119.1	117.6
EBITDA (as adjusted)	$462.2	$439.6	$935.6	$805.3
% of net sales	22.7%	22.5%	23.4%	21.6%

Free cash flow reconciliation:
Net cash provided by (used for) operating activities	$378.7	$224.0	$787.7	$445.5
Additions to property, plant, and equipment	(52.4)	(63.4)	(129.0)	(136.4)
Free cash flow	$326.3	$160.6	$658.7	$309.1

The following tables provide a reconciliation of the Company's fiscal 2021 guidance for estimated adjusted earnings per share and free cash flow.

	Year Ending April 30, 2021
	Low	High
Net income per common share – assuming dilution reconciliation:
Net income per common share – assuming dilution	$7.05	$7.35
Unallocated derivative losses (gains) (A)	(0.25)	(0.25)
Amortization	1.56	1.56
Pension plan termination settlement charge	0.19	0.19
Adjusted earnings per share	$8.55	$8.85

(A) As unallocated derivative losses (gains) vary each quarter based on market conditions and derivative positions taken, the Company does not project derivative gains or losses on a forward-looking basis. Therefore, the forward-looking unallocated derivative losses (gains) in the table above reflect the net cumulative amount already recognized in GAAP results as of October 31, 2020, that is expected to be allocated to non-GAAP results in future periods.

	Year Ending April 30, 2021
	Low	High
	(Dollars in millions)
Free cash flow reconciliation:
Net cash provided by operating activities	$1,290	$1,340
Additions to property, plant, and equipment	(315)	(315)
Free cash flow	$975	$1,025